November 16, 2021

Credit Suisse Asset Management Income Fund, Inc.

Eleven Madison Avenue

New York, New York 10010

Ladies and Gentlemen:

We have acted as special Maryland counsel to Credit Suisse Asset Management Income Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Company”), in connection with certain matters of Maryland law arising out of the offering and sale of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company, pursuant to the Registration Statement on Form N-2, filed by the Company with the Securities and Exchange Commission on September 3, 2021 (File No. 333-259294) (together with all amendments through the date hereof, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”).

We have examined the Registration Statement (exclusive of the exhibits thereto other than the Company’s governing documents) and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we advise you that in our opinion the Shares, when issued and delivered under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid, and non-assessable.

In expressing the opinion set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so, (v) all public records reviewed by us or on our behalf are accurate and complete, and (vi) at the time of issuance of any of the Shares, (A) the Company will have a sufficient number of authorized but unissued Shares for the issuance and the Company will be in good standing under the laws of the State of Maryland, and (B) none of the governing documents of the Company will have been amended so as to cause such issuance of the Shares to conflict with or violate any provisions of the governing documents of the Company. We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the headings “Legal Matters” in the Registration Statement, to the discussion therein of this opinion, and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is

Credit Suisse Asset Management Income Fund, Inc.

November 16, 2021

required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Emily A. Higgs
Principal